Articles of Association of Benefactum Alliance Business Consultant

(Beijing) Co., Ltd.

Chapter 1 General Provisions

Article 1 According to the provisions of Corporation Law of the People’s Republic of China (hereinafter referred to as Corporation Law) and related laws, regulations, Li Wei and Liu Bodang set up Benefactum Alliance Business Consultant (Beijing) Co., Ltd. (hereinafter referred to as Company) through joint contribution, the Articles of Associations hereby is formulated.

Article 2 In case various articles and terms in the Articles of Association hereof are inconsistent to the laws, administrative laws and regulations, the latter shall prevail.

Chapter 2 Company Name and Address

Article 3 Company name: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Article 4 Address: Room 1105, 1106, 10/F, Bldg. 1, No.6 Danleng Street, Haidian District, Beijing

Chapter 3 Business Scope of the Company

Article 5 Scope of business: investment consultation, investment management, financial counseling( shall not engaged in audit, capital verification, account checking, evaluating, accounting consultation, agency account etc. business which needs approval of special project, shall not issue corresponding audit report, capital verification report, account checking report, evaluation report etc. written materials); market survey, corporation management consultant, basic software service, technology promotion service. (Enterprise itself selects operating items, and conducts operating activities by laws; for the businesses requiring legal approval, the operating activities may be implemented based on the approved contents with the approval of relevant department; shall not engage in operating activities related to forbidden and restricted items of the industrial policy of this city.)

Chapter 4 Amount of Contribution, Time of Contribution

Article 6 Registered capital of Company: RMB 50 million

Article 7 Registered capital of the Company and names of shareholders, forms of contribution, amount of contribution, time of contribution

Status of subscription
Shareholder’s name	Amount of capital contribution	Deadline for contribution	Form of contribution
Li Wei	RMB 50,000	April 1, 2024	Currency
Liu Bodang	RMB 49.95 million	April 1, 2024	Currency
Total	RMB 50 million

Chapter 5 Company Organization as well as its Generation Method, Power, and Rules of Procedure

Article 8 The Board of Shareholders shall consist of all shareholders. It shall be the authority of the Company and be in charge of the following:

(I)	To determine the Company’s business policy and investment plan;

(II)	To elect and change the Executive Director and Supervisor which are not held by staff representatives, and to determine the remuneration matters related to the Executive Director and Supervisor;

(III)	To examine and approve the report of the Executive Director;

(IV)	To examine and approve the report of the Supervisor;

(V)	To examine and approve the Company’ s annual program of financial budget and final settlement;

(VI)	To examine and approve the Company’ s program of profit distribution and covering the deficits;

(VII)	Make resolution upon reduction or increase of the Company’ s registered capital;

(VIII)	To work out a resolution on issuing corporation bonds;

(IX)	Make a resolution upon the Company’ s merger, discrete, dismissing, liquidation or alteration of the Company type;

(X)	To modify the Articles of Association;

Article 9 The first shareholders’ meeting will be held by the shareholder who holds the most capital contribution.

Article 10 The voting power of the board of shareholders shall be according to ratio of contribution of shareholders.

Article 11 The shareholders’ meeting is divided into regular meeting and interim meeting.

All of the shareholders shall be informed of convening the shareholders’ meeting 15 days in advance before the meeting.

The regular meeting is held regularly every year. If shareholders who own more than 10% voting shares, executive directors and supervisors propose to have a special meeting, such meeting shall be held.

Article 12 The meeting of the board of shareholders is convened and chaired by executive director.

In the case of executive director is not able to perform the duty or has failed to perform the duty of convening the meeting of board of shareholders, the meeting shall be convened and held by supervisor; in case of the supervisor is unable to convene and hold the meeting, the meeting shall be convened and held by over 10% of shareholders with voting power.

Article 13 In the case of the meeting making any resolution such as amending articles of association, increasing or decreasing registered capital, and corporate merger, discrete, dismissing or change of corporation form, it must be approved by over two thirds shareholders with voting power.

Article 14 The Company does not set up the board of directors, but sets up one executive director who is selected in the shareholders’ meeting for term of office for executive director is 3 years, if the term of office is expired, the executive director can be re-elected consecutively.

Article 15 The following duties will be performed by the executive director:

(I) being responsible for convening the shareholders’ meeting and conduct reports on works to the meeting;

(II) implement the resolutions of the shareholders’ meeting;

(III) determine the Company’s operating plans and investment plans;

(IV) formulate the Company’s annual financial budget and final settlement plans;

(V) prepare the Company’s plans on the distribution of profits and deficit coverage;

(VI) prepare the Company’s plans on increasing or decreasing the registered capital and issuing of the bonds of the Company.

(VII) prepare plans on Company’s merger, split, change of corporation form, and dissolution;

(VIII) determine the setup of the internal management organization of the Company;

(VIII) determine to employ or dismiss Company managers and the remuneration matters, and to determine to employ or dismiss Company’s assistant manager, financial principal and remuneration matters according to the nomination of the manager;

(X) formulate basic management system of the Company.

Article 16 The Company sets up a general manager who is appointed or dismissed by the executive director. The manager is responsible for the executive director, performing the following duties:

(I) In charge of operations management works of Company, organize and carry out the resolution of shareholders’ meeting;

(II) Organize and carry out the annual operation plan and investment program of the Company;

(III) Draw up setting scheme of internal management organization of the Company;

(IV) Draw up basic management system of the Company;

(V) Prepare detailed regulations of Company;

(VI) Submit to recruit or dismiss the Company’ s deputy manager and financial person in charge;

(VII) To determine to employ or dismiss the responsible management personnel except those whose employment or dismissal shall be determined by shareholders’ meeting;

(VIII) Other powers granted by the shareholders’ meeting.

Article 17 The Company does not set up a Board of Supervisors, but set up one supervisor (remarks: 1 or 2 persons), selected by shareholders’ meeting; the term of office for the supervisor is 3 years, if the term of office is expired, the supervisor can be re-elected consecutively.

Article 18 The supervisor exercises the following duties:

(I) To check financial conditions of the Company;

(II) To supervise the behaviors of the Executive Director, senior management on exercising the Company’ s duties, providing advice of deposing the Executive Director or senior management who violate the laws, administrative laws and regulations, articles of the association of the Company or resolution of shareholders meeting ;

(III) The Executive Director and senior management are required to correct their actions when their actions are harmful to the Company’ s benefits;

(IV) Propose to hold an interim meeting of shareholders, convene and preside over a shareholders’ meeting when the executive director doesn’t execute the duty regulated in the “Company Law”;

(V) Lodge a draft to the shareholders’ meeting;

(VI) File a lawsuit against the Executive Director and senior management personnel according to the provisions of Article 152 of “Company Law”.

Chapter 6 Legal Representative of the Company

Article 19 The executive director is the legal representative of the Company, (remarks: it can be the manager, determined by the shareholders)

Chapter 7 Other Matters Required to be Stipulated by the Shareholders’ meeting

Article 20 Capital of contribution can be partially or totally transferred between shareholders.

Article 21 In case that a shareholder transfers his (her) stock equity to a person other than shareholders, it shall gain the consent of half of other shareholders. A written notice on the stock equity transfer shall be sent to the other shareholders, if no reply is given by the other shareholders within 30 days after receiving the notice, the transfer is regarded as accepted. If more than half of shareholders don’t accept the transfer, those shareholders shall purchase the share equity to be transferred; if they do not purchase, it is regarded as they accept the transfer.

For the share equity to be transferred with the approval of shareholders, the other shareholders have the preemptive right under equal conditions. If two parties or above claim the preemptive right, the purchase proportion should be settled by negotiation; if no agreement is concluded, the preemptive right will be exercised according to their respective contribution proportion at the transferring.

Article 22 The term of operation of the Company is 20 years, which is calculated since the date of issuing the business license.

Article 23 In any of the following situations, the Company’s liquidation team shall apply for cancel the registration to registration authority of original Company within 30 days since the end of Company’s liquidation:

(I) The Company is declared for bankruptcy by laws;

(II) The term of operation stipulated by the articles of association is expired or other causes of dissolution regulated by the articles of association are arisen, except the Company exists by amending the articles of association;

(III) The shareholders’ resolution is dissolved or shareholders’ resolution of one-person limited liability Company is dissolved;

(IV) Legal cancellation of business license, closedown under orders or for revocation;

(V) The People’s Court asks for dissolution by laws;

(VI) Other situations of dismissing stipulated by laws, administrative laws and regulations.

Chapter 8 Supplementary Articles

Article 24 For registration items of the Company, the verification of the Company’s registration authority shall prevail.

Article 25 This articles of association is in duplicate, one for submitting to registration authority of Company.

Legal representative: (signature, seal)	March 17, 2016